Exhibit 10.1

CUSIP No. 48839YAF8

TERM LOAN CREDIT AGREEMENT

dated as of

June 4, 2019

among

KEMPER CORPORATION,

The Lenders Party Hereto,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

PNC CAPITAL MARKETS LLC,

as Sole Bookrunner and Joint Lead Arranger,

and

BMO CAPITAL MARKETS CORP.,

as Joint Lead Arranger

i

SCHEDULES:

Schedule I – Commitments

Schedule 1.01 – Pricing Schedule

Schedule 3.03 – Subsidiaries

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Promissory Note

Exhibit C-1 – U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-2 – U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-3 – U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-4 – U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D – Form of Interest Election Request

Exhibit E – Form of Borrowing Request

v

TERM LOAN CREDIT AGREEMENT dated as of June 4, 2019, by and among KEMPER CORPORATION, a Delaware corporation, the LENDERS party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

R E C I T A L S

WHEREAS, the Borrower has requested, and the Lenders and the Administrative Agent have agreed to make available, a $50,000,000 senior unsecured delayed-draw term loan to the Borrower, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, Lenders and the Administrative Agent agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Indebtedness” means Indebtedness of the Borrower or a Subsidiary acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“Act” has the meaning set forth in Section 9.14.

“Administrative Agent” means PNC Bank, National Association, together with its successors, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that for the purposes of Section 6.09 and the definition of “Change in Control,” an “Affiliate” shall mean any Person (other than a Person whose sole relationship with any designated Person is as an employee or director) directly or indirectly controlling, controlled by, or under common control with the designated Person, with the term “control” including, without limitation, (a) the direct or indirect beneficial ownership of more than thirty percent (30%) of the voting securities or voting equity or partnership interests, of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Agreement” means this Term Loan Credit Agreement.

“Annual Statement” means the annual statutory financial statement of each of Trinity and United Insurance required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by the applicable jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, Sanctions, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.1

“Applicable Anniversary” has the meaning set forth in Section 2.22(a).

“Applicable Law” or “applicable law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators binding on such Person in Proceedings or actions to which the Person in question is a party.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total outstanding Term Loans represented by such Lender’s outstanding Term Loans.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth on Schedule 1.01 under the caption “LIBOR” or “BR”, as the case may be, based upon the Leverage Ratio.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means PNC Capital Markets LLC and BMO Capital Markets Corp.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

[1]	Note—the sanctions provisions of the documents remain subject to further discussion by PNC and Kemper.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Government Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Government Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010 and “Capitalisation of Bank Exposures to Central Counterparties” issued December 20, 2010.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Kemper Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“BR” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBO Rate plus 1.00%, so long as the Daily LIBO Rate is offered, ascertainable and not unlawful. Any change in the BR (or any component thereof) shall take effect at the opening of business on the day such change occurs. If the BR is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the BR shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the BR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“BR Loans” means Loans bearing interest based upon the BR.

“Business Day” means (a) in the case of a LIBOR Loan, any fundings, disbursements, payments and settlements in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to any Credit Document in respect of any such LIBOR Loan, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in Pittsburgh, Pennsylvania, and (b) in the case of a BR Loan, any fundings, disbursements, payments and settlements in respect of any such BR Loan, or any other dealings to be carried out pursuant to any Credit Document in respect of any such BR Loan, a day other than a Saturday or Sunday on which banks are open for general banking business in Pittsburgh, Pennsylvania.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that all obligations of any Person that are or would have been treated as operating leases (including for the avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Sections 5.09 and 5.10.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, and provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Change in Control” means (a) the direct or indirect ownership by any Person, on a combined basis with any Affiliates of such Person, of 40% or more of the existing voting stock of the Borrower; or (b) the failure of the Borrower to own, free and clear of Liens or other encumbrances (other than Liens specified in clauses (a), (b)(ii), (e) and (h) of the definition of “Permitted Liens”), 100% of the outstanding shares of voting stock of Trinity and United Insurance on a fully diluted basis.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Government Authority, or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Government Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.13.

“CIP Regulations” has the meaning set forth in Section 8.06(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans during the Term Loan Availability Period. The amount of each Lender’s Commitment is set forth on Schedule I. The aggregate amount of the Lenders’ Commitments is $50,000,000.

“Communications” has the meaning assigned to it in Section 8.03(c).

“Company Action Level” means the designation given by either the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of the insurance company in question of a level or range of levels of Risk-Based Capital Ratios as the Risk-Based Capital Ratio or Ratios, as applicable, of an insurance company which permit a state insurance department or commission (or other governmental entity) to require such insurance company (or which otherwise cause such insurance company to be required) to file a financial plan identifying problem conditions and a proposal of corrective or remedial actions with any state insurance department or commission (or other governmental entity) pursuant to rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or any applicable state department of insurance. In the event there is no such designation given by the National Association of Insurance Commissioners or any applicable state department of insurance pursuant to such rules, regulations or guidelines, “Company Action Level” shall be deemed to mean any level or range of levels of Risk-Based Capital Ratios of an insurance company which permit a state insurance department or commission (or other governmental entity) to take any corrective or remedial actions with respect to such insurance company pursuant to such rules, regulations or guidelines.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning set forth in Section 2.22(b).

“Consolidated Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.

“Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of the Borrower and its Subsidiaries (excluding treasury shares), determined as of such date in accordance with GAAP; provided, however, that the effect of the unrealized gain or loss on fixed maturities, as determined pursuant to ASC 320, shall be excluded when computing Consolidated Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” shall mean (a) the Borrower and each of the Borrower’s Subsidiaries, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.08(e), each amendment or waiver hereof or hereunder and each other agreement executed and delivered from time to time by the Borrower in connection with or pursuant to the terms of this Agreement or any other Credit Document.

“Daily LIBO Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBO Rate as determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Operating Company” means any Person which (a) is required to publicly disclose its ownership (beneficial or otherwise) of shares of the Borrower pursuant to Rules 13(d) or 13(g) of the General Rules and Regulations under the Securities Exchange Act of 1934 and (b) owns or operates any business or is a Person whose sole asset is the equity securities of another Person which owns or operates any business.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued or promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its

ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in critical or endangered status as defined in Section 432(b) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Date” has the meaning set forth in Section 2.22(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Government Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% (i.e., the fifth digit after the decimal)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the

“Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced and provided further that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness created, issued or incurred by any such Person for borrowed money (whether by loan or the issuance and sale of debt securities), but excluding customer deposits, investment accounts and certificates, and non-recourse indebtedness incurred in connection with Permitted Securitizations, (b) obligations of any such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, (ii) earn-out obligations contingent upon performance of an acquired business, except to the extent such obligations would be required to be reflected on a consolidated balance sheet of Borrower prepared in accordance with GAAP, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business and (iv) accruals in respect of obligations arising under deferred compensation plans; (c) indebtedness of others secured by a Lien on the property of any such Person, whether or not the respective indebtedness so secured has been assumed by any such Person, provided that the amount of Indebtedness of such Person shall be equal to the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Borrower) and (ii) the amount of such Indebtedness of such other Person; (d) reimbursement obligations of any such Person in respect of amounts drawn on any letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any such Person; (e) Capitalized Lease Obligations of any such Person; and (f) indebtedness of others of the types described in clauses (a), (b), (d) and (e) of this definition of Indebtedness guaranteed by any such Person, or obligations incurred by direct or indirect special purpose Subsidiaries of the Borrower in connection with any Permitted Securitization guaranteed by any such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Ineligible Institution” means (a) the Borrower or any of its Affiliates, (b) a natural person or (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consists of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Infinity” means Infinity Property and Casualty Corporation, an Ohio corporation.

“Infinity Senior Notes” means the 5.000% Senior Notes due 2022 issued by Infinity.

“Information” has the meaning assigned to it in Section 9.12.

“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be substantially in the form of Exhibit D or any other form approved by the Administrative Agent in its reasonable discretion.

“Interest Payment Date” means (a) as to any BR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date and (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and the Maturity Date.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have LIBOR Loans, as the Borrower may elect. Subject to the last sentence of this definition, such period shall be one, two, three or six months. Such Interest Period shall commence on the effective date of such LIBOR Loan, which shall be (i) the date of Borrowing if the Borrower is requesting new Loans or (ii) the date of renewal of or conversion to LIBOR Loans if the Borrower is renewing or converting outstanding LIBOR Loans. Notwithstanding the second sentence hereof, (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“JPMC Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 8, 2018, by and among the Borrower, the lenders and issuing banks party from time to time thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, extended, supplemented or otherwise modified from time to time).

“Kemper Direct” means the business of the Borrower or its Subsidiaries which marketed policies in respect of automobile and homeowners insurance directly to consumers primarily through direct mail, websites and web insurance portals, “click-throughs”, radio advertising and employee-sponsored voluntary benefit programs.

“Lender Party” means the Administrative Agent and each other Lender.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” has the meaning set forth in Section 6.06.

“LIBO Rate” means, with respect to any LIBOR Borrowing and for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards to the nearest 1/100 of 1% (i.e., the fifth digit after the decimal)) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent and customarily used by it as an authorized information vendor for the purpose of displaying rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for US Dollars for an amount comparable to such LIBOR Borrowing and having a borrowing date and a maturity comparable to such Interest Period (the “LIBO Screen Rate”) (or (x) if there shall at any time, for any reason, no longer exist a LIBO Screen Rate, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)

or (y) if the LIBO Rate is unascertainable as set forth in Section 2.13(b), a comparable replacement rate determined in accordance with Section 2.13(b)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBO Rate as determined under any method above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBO Rate shall be adjusted with respect to any LIBOR Loan that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBO Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR”, when used in reference to any Borrowing or Loan, means such Borrower or Loan is bearing interest at a rate determined by reference to the LIBO Rate.

“LIBOR Reserve Percentage” means as of any day the maximum effective percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“LIBOR Termination Date” has the meaning set forth in Section 2.13(b)(i).

“LIBO Screen Rate” has the meaning set forth in the definition of “LIBO Rate”.

“License” means any license, certificate of authenticity, permit or other authorization which is required to be obtained from a Government Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

“Margin Stock” has the meaning set forth in Section 3.15.

“Material Portion” means the amount of property or other assets owned, leased or operated by the Borrower and its Subsidiaries which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the most recent publicly filed consolidated financial statements of the Borrower and its Subsidiaries.

“Materially Adverse Effect” means a material adverse effect on (a) the business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its material Obligations under the Credit Documents, or (c) the validity or enforceability of any of the Credit Documents or the material rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means the date that is the fourth anniversary of the date on which the Term Loans are borrowed.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” means all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof, necessary for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning set forth in Section 2.22(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Credit Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC Bank, National Association at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Lien” means, as applied to any Person:

(a)    Any Lien in favor of the Administrative Agent and the Lenders given to secure the Borrower’s Obligations under the Credit Documents;

(b)    (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, governmental charges, levies, or claims not yet delinquent and for which adequate reserves have been set aside on such Person’s books;

(c)    (i) Liens in respect of any interest or title of a lessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and statutory Liens of landlords and (ii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar Liens imposed by law incurred in the ordinary course of business for sums which are not overdue for a period of more than 60 days or are being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)    Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), leases and surety, appeal, customs or performance bonds and deposits to secure letters of credit issued to support or otherwise provided in connection with such matters;

(e)    Limitations on the transfer of assets imposed by any federal, state or local statute, regulation or ordinance applicable to such Person;

(f)    Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g)    Judgment Liens against assets of the Borrower and its Subsidiaries arising in connection with judicial Proceedings not constituting an Event of Default under Section 7.01(i);

(h)    Liens securing Indebtedness of the Borrower to the extent that such Indebtedness is ratably secured with the Borrower’s Obligations under the Credit Documents and ranks pari passu at all times with such Obligations;

(i)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(j)    Normal and customary rights of setoff upon deposits of cash and cash equivalents in favor of banks or other depositary institutions;

(k)    Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(l)    Liens in favor of the Borrower granted by a Subsidiary of the Borrower;

(m)    Liens on assets acquired after the date hereof securing Indebtedness incurred to finance the acquisition, construction or improvement of such assets (or, in the case of improvements, constructed) by the Borrower or any Subsidiary thereof (including Liens with respect to warranty claims, indemnity rights or other contractual rights under the purchase agreements relating thereto and all proceeds of the foregoing); provided that (i) such Liens only secure Indebtedness not prohibited by Section 6.02(g) hereof, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition, construction or improvement is completed, (iii) the Indebtedness secured thereby does not exceed the cost of such assets at the time of such acquisition, construction or improvement, and (iv) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary thereof (other than proceeds and products thereof and accessions and improvements thereto);

(n)    Liens against the assets of the Borrower or its Subsidiaries subject to the terms of securities lending transactions in the ordinary course of business;

(o)    Liens granted in connection with a Permitted Securitization; provided, that such Liens do not encumber any property other than the Margin Stock, receivables or other insurance company assets made subject to such transaction and the proceeds thereof;

(p)    Capitalized Lease Obligations of the Borrower in an aggregate amount outstanding from time to time not to exceed $25,000,000;

(q)    Liens on the assets of Borrower’s Subsidiaries as described on Schedule 6.03 hereto;

(r)    Liens on Margin Stock;

(s)    Liens securing obligations incurred in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction or currency option, any other security, swap, option, exchange commodity or derivative transaction and/or any combination of these transactions, in each case entered into in the ordinary course of business for the purpose of asset or liability management;

(t)    Liens on marketable securities or capital stock of the Federal Home Loan Bank, in each case in favor of the Federal Home Loan Bank and securing borrowings from the Federal Home Loan Bank to the extent not prohibited under Section 6.02(d) hereof;

(u)    Liens securing Acquired Indebtedness to the extent not prohibited under Section 6.02(j) hereof;

(v)    Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.02(l);

(w)    Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted under Section 6.05 consisting of customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(x)    Liens arising in the case of any joint venture consisting of put and call arrangements related to its equity interests, as set forth in its organizational documents or any related joint venture or similar agreement;

(y)    Liens arising in connection with any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee in the ordinary course of its business;

(z)    Liens deemed to exist in connection with repurchase agreements entered into in the ordinary course of business in accordance with applicable insurance regulatory requirements;

(aa)    Liens on earned money deposits of cash or cash equivalents made in connection with any proposed acquisition or other investment not prohibited hereunder;

(bb)    Liens on investments and cash balances of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust or similar arrangements in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Insurance Subsidiary; and

(cc)    Other Liens on real or personal property (other than Liens on any equity securities issued by Trinity or United Insurance) of the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or any Subsidiary of the Borrower so long as the aggregate amount of the obligations secured thereby does not exceed, in the aggregate, 12.5% of Consolidated Net Worth, as determined at the time such Lien is created.

“Permitted Securitization” means the securitization or similar non-recourse financing of receivables, insurance policies or other assets, in each case by the Borrower or any of its Subsidiaries through a transfer, sale or other disposition (including the granting of a security interest) thereof by the Borrower or such Subsidiary to one or more direct or indirect special purpose Subsidiaries of the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main banking office in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period; provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which US Dollar deposits are offered by leading banks in the London interbank deposit market for a one-month period generally used for reference in the bank lending market as published in another publication selected by the Administrative Agent in its reasonable discretion.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in violation of any Anti-Terrorism Law to the extent such violations are likely to have a Material Adverse Effect.

“Required Lenders” means, at any time, Lenders holding more than 50% of the outstanding Term Loans; provided, that the outstanding Term Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reserve National” means Reserve National Insurance Company, an Oklahoma corporation and a Wholly-Owned Subsidiary of the Borrower.

“Responsible Officer” means any of the principal executive officers (including the president, chief executive officer, chief financial officer and any vice president), authorized signatories, treasurer or controller of the Borrower.

“Restricted Payment” means any direct or indirect distribution, dividend or other payment to any Person on account of any capital stock or other equity securities of the Borrower, or in connection with any tax sharing agreement (other than tax sharing agreements having the Borrower or one of its Subsidiaries as the tax paying entity under such agreement).

“Restricted Purchase” means any payment on account of the purchase, redemption or other acquisition or retirement of any capital stock or other securities of, the Borrower.

“Risk-Based Capital Ratio” means the risk-based capital ratio of any applicable Person adopted from time to time by the National Association of Insurance Commissioners or by the state department of insurance of the state of domicile of the insurance company in question. In the event that there is a conflict between the risk-based capital ratio formulae adopted by the National Association of Insurance Commissioners and any applicable state department of insurance, the formula adopted by such state department of insurance shall be the applicable formula for purposes of this Agreement.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria are Sanctioned Countries).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“SAP” means, with respect to any insurance company, statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, as applicable, the state department of insurance of the state of domicile of such insurance company for the preparation of financial statements and reports by insurance companies of the same type as such insurance company.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Surplus Notes” means unsecured notes or debentures or contribution certificates issued by an insurance company that (i) are subordinated to policyholders and senior indebtedness of such insurance company, (ii) are subordinated to the indebtedness under this Agreement, on terms and conditions reasonably satisfactory to the Administrative Agent, (iii) require the prior approval of the insurance department of the issuer’s state of domicile for the payment of principal or interest, and (iv) receive equity treatment for all or a portion of the principal amount thereof under SAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Availability Period” means the period starting on the Effective Date through and including October 1, 2019.

“Ticking Fee” has the meaning set forth in Section 2.11(a).

“Total Capitalization” means, as of any date, the sum of (a) the Borrower’s Consolidated Net Worth and (b) without duplication, Total Debt.

“Total Debt” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, the obligations of the types described in clauses (a) through (f) in the definition of Indebtedness, excluding Federal Home Loan Bank borrowings used for the purpose of providing operating leverage. Notwithstanding the foregoing, for the purposes of determining compliance with the Leverage Ratio set forth in Section 6.06 hereof only, Borrower may notify the Administrative Agent that it has issued Indebtedness or securities for the purpose of redeeming, defeasing, repaying or otherwise discharging or satisfying Indebtedness existing immediately prior to the issuance of such notice (“Existing Indebtedness”), and, during the period commencing upon delivery of such notice and ending on the earlier to occur of (i) 120 days following the date of issuance of such Indebtedness or securities and (ii) the date any other existing Indebtedness of Borrower of a substantially similar or greater amount is repaid, defeased, retired, discharged or otherwise satisfied, “Total Debt” shall be determined at any time by subtracting therefrom the amount of the net proceeds realized by Borrower from the issuance of such Indebtedness or securities which are held by Borrower in the form of cash or Cash Equivalents. During such period, Borrower shall provide Administrative Agent (for distribution to the Lenders) with a report outlining the aggregate amount of cash and Cash Equivalents then held by Borrower promptly following the request of the Administrative Agent. For the avoidance of doubt, (x) Borrower may net such cash and Cash Equivalents against the amount of its Indebtedness in computing the Leverage Ratio as described herein only once during the term of this Agreement in connection with Indebtedness or securities issued in connection with the planned redemption, defeasance, repayment, discharge or satisfaction of such Existing Indebtedness, for not more than two consecutive fiscal quarters beginning with the fiscal quarter in which such proceeds were received by Borrower and (y) the amount to be netted shall not exceed the amount required for the redemption, defeasance, repayment, discharge or satisfaction of the Existing Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Trinity” means Trinity Universal Insurance Company, a Texas corporation and a Wholly-Owned Subsidiary of the Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the BR.

“United Insurance” means United Insurance Company of America, an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower.

“US Dollars” and “$” means the lawful currency of the United States.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of foreign Subsidiaries, directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”), and Borrowings also may be classified and referred to by Type (e.g., a “LIBOR Borrowing”).

SECTION 1.03. Terms Generally. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) whenever any deadline for the delivery of any notice, report or document falls on a day other than a Business Day, such deadline shall be extended to the next succeeding Business Day.

SECTION 1.04. Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as applicable, in each case as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as applicable, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as applicable, or in the application thereof, then the parties hereto shall negotiate in good faith to amend such provision in order to preserve the original intent thereof and until then such provision shall be interpreted on the basis of GAAP or SAP, as applicable, as in effect and applied immediately before such change shall have become effective (during which time the Borrower shall provide reconciliation statements together with its financial statements to the extent applicable) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

SECTION 1.06. Conversion of Foreign Currencies. Indebtedness denominated in any currency other than US Dollars shall be calculated using the Dollar Equivalent Amount (as defined in the JPMC Credit Agreement) thereof as of the date of the financial statements on which such Indebtedness is reflected; provided, that if any basket in Sections 6.01 through 6.05 is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower, in one full draw, during the Term Loan Availability Period on the date requested by the Borrower in accordance with Section 2.03 hereof, in a principal amount not to exceed such Lender’s Commitment; provided, that the Borrower can demonstrate to the Administrative Agent pro forma compliance with the covenants set forth in Sections 6.06 and 6.07 recomputed for the most recently ended quarter of the Borrower for which information is available, after giving effect to such Borrowing. The Lenders shall have no obligation to make Term Loans hereunder after the Term Loan Availability Period, and any portion of the Commitment not drawn on or prior to the last day of the Term Loan Availability Period shall automatically expire. The Term Loans shall be due in full on the Maturity Date. Amounts prepaid or repaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    The Term Loans shall be made in US Dollars and may, from time to time, be BR Loans or LIBOR Loans. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven LIBOR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Borrowing Request. To request a Borrowing of Term Loans, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request not later than 11:00 a.m., Pittsburgh, Pennsylvania time, (i) three (3) Business Days prior to a requested LIBOR Borrowing and (ii) the same Business Day of a requested BR Borrowing (or, in each case, such shorter period of time as the Administrative Agent shall reasonably agree). Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)    the aggregate amount of the requested Borrowing;

(b)    the date of such Borrowing, which shall be a Business Day;

(c)    whether such Borrowing is to be a BR Borrowing or a LIBOR Borrowing;

(d)    in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a BR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Pittsburgh, Pennsylvania time, to the account of the Administrative Agent as most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Pittsburgh, Pennsylvania and designated by the Borrower in the Borrowing Request.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to BR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (or such shorter period of time as the Administrative Agent shall reasonably agree). Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be a BR Borrowing or a LIBOR Borrowing; and

(iv)    if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a BR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a BR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. [Reserved].

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date applicable to such Loan.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of note attached hereto as Exhibit B. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.09. [Reserved].

SECTION 2.10. Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 1:00 p.m., Pittsburgh, Pennsylvania time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a BR Borrowing, not later than 1:00 p.m., Pittsburgh, Pennsylvania time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of specified transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a)    The Borrower agrees to pay a ticking fee to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent provided in Section 2.21), which shall accrue at the Applicable Rate with respect to the Ticking Fee on the daily amount of Commitments of such Lender during the period from and including August 2, 2019 and ending on the earlier of (i) the date on which the Term Loans are made hereunder and (ii) the date on which the Commitment terminates (the “Ticking Fee”). Accrued Ticking Fees shall be payable in full on the date on which such fees no longer accrue. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders, in the case of fees owing to the Lenders, on the first day of the month following the month in which such amount is paid to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a)    The Loans comprising each BR Borrowing shall bear interest at the BR plus the Applicable Rate.

(b)    The Loans comprising each LIBOR Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to BR Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days and payable for the actual number of days elapsed (including the first day but excluding the last day), except that interest computed by reference to the BR at times when the BR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable BR and LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a)    If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the applicable screen rate is not available or published on a current basis), for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the

Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and (B) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as a BR Borrowing.

(b)

(i)    If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in clause (a)(i) have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in clause (a)(i) have not arisen but the applicable supervisor or administrator (if any) of the LIBO Screen Rate or a Government Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBO Screen Rate has become a widely recognized benchmark rate for newly originated loans in US Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for the LIBO Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBO Rate-based interest rate in effect prior to its replacement.

(ii)    The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Credit Documents (including, without limitation, Section 9.02), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Pittsburgh, Pennsylvania time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from the LIBO Rate based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBO Rate to the replacement index and (y) yield- or risk-based differences between the LIBO Rate and the replacement index.

(iv)    Until an amendment reflecting a new replacement index in accordance with this Section 2.13(b) is effective, each advance, conversion and renewal of a LIBOR Loan will continue to bear interest with reference to the LIBO Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Loans shall automatically be converted to BR Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender which is not otherwise included in the determination of the LIBO Rate;

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth the reason(s) and the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.16 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities as a matter of general practice and policy.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than lost profits). In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Withholding of Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Government Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 2.18, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i)    Defined Terms. For purposes of this Section 2.18, the term “Applicable Law” includes FATCA.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, or otherwise) in immediately available funds, without set off, recoupment or counterclaim. All payments in respect of Loans shall be made in immediately available funds at or prior to 11:00 a.m. on the due date thereof. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), 2.19(c) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied Obligations are fully paid, and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender does not consent to a proposed amendment, waiver, discharge or termination with respect to any Credit Document that has been consented to by the Required Lenders, but which otherwise required consent of all Lenders or of all Lenders affected thereby, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 or 2.18) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, delayed or conditioned, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that with respect to an assignment required pursuant to this Section 2.20(b) that conforms with the preceding terms and conditions hereof, (x) such assignment may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Ticking Fees shall cease to accrue pursuant to Section 2.11(a) on the Commitment of such Defaulting Lender; and

(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.22. Extension of Maturity Date.

(a)    At least 45 days but not more than 75 days prior to the third anniversary of the Effective Date (the “Applicable Anniversary”), the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date in effect at such time by one year from its then scheduled expiration (which request may be conditioned on a minimum level of Term Loans from Consenting Lenders (as defined below) and Assuming Lenders (as defined below)). The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 30 days prior to the Applicable Anniversary, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Maturity Date at least 30 days prior to the Applicable Anniversary, such Lender shall be deemed to be a Non-Consenting Lender (as defined below) with respect to such request. The Administrative Agent shall notify the Borrower not later than 25 days prior to the Applicable Anniversary of the decision of the Lenders regarding the Borrower’s request for an extension of the Maturity Date.

(b)    If all the Lenders consent in writing to any such request in accordance with Section 2.22(a), the Maturity Date in effect at such time shall, effective as at the Applicable Anniversary (the “Extension Date”), be extended for one year; provided that on the Extension Date the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. If less than all of the Lenders consent in writing to any such request in accordance with Section 2.22(a), the Maturity Date in effect at such time shall, effective as at the Extension Date and subject to Section 2.22(d), be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Maturity Date is not extended as to any Lender pursuant to this Section 2.22 and the Term Loans of such Lender are not assumed in accordance with Section 2.22(c) on or prior to the Extension Date, the Borrower shall pay to such Lender the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to such Lender under the Credit Documents on the Extension Date; provided that such Non-Consenting Lender’s rights under Sections 2.16, 2.17, 2.18 and 9.03 shall survive the Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.

(c)    If less than all of the Lenders consent to any such request pursuant to Section 2.22(a), the Administrative Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Administrative Agent not later than ten days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Term Loans for which it is willing to accept an assignment. If the Consenting Lenders notify the Administrative Agent that they are willing to accept assignments of Term Loans in an aggregate amount that exceeds the amount of the Term Loans of the Non-Consenting Lenders, such Term Loans shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the

Administrative Agent. If after giving effect to the assignments of Term Loans described above there remain any Term Loans of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other assignees in accordance with and subject to the restrictions contained in Section 9.04 (each of such Consenting Lenders and assignees, an “Assuming Lender”) to assume, effective as of the Extension Date, any Non-Consenting Lender’s Term Loans and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided that:

(i)    any such Assuming Lender shall have paid to such Non-Consenting Lender the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Term Loans of such Non-Consenting Lender;

(ii)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.04(b)(ii)(C) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04 shall survive such substitution as to matters occurring prior to the date of substitution. At least five Business Days prior to the Extension Date, (A) each such Assuming Lender that is not a Consenting Lender, if any, shall have delivered to the Borrower and the Administrative Agent an Assignment and Assumption, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Administrative Agent and (B) any such Assuming Lender that is a Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Term Loans. Upon the payment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, (x) each such Assuming Lender, as of the Extension Date, shall be substituted for such Non-Consenting Lender under this Agreement, (y) each such Assuming Lender that is not a Consenting Lender, as of the Extension Date, shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and (z) the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)    If (after giving effect to any assignments or assumptions pursuant to Section 2.22(c)) Lenders having Term Loans equal to more than 50% of the Term Loans in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment and Assumption or otherwise) not later than one Business Day prior to the Extension Date, the Administrative Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Section 2.22(b)(i) and (ii), the Maturity Date for each Assuming Lender then in effect shall be extended for the additional one year period as described in Section 2.22(b); provided that the Maturity Date for each Non-Consenting Lender shall not be so extended. Promptly following the Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Assuming Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing, and in good standing under the laws of its state of organization, has the power and authority, corporate and otherwise, to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted. Each such Person is duly qualified and is in good standing as a foreign organization, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify could not reasonably be expected to have a Materially Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Borrower has the corporate or other organizational power, and has taken all necessary corporate or other organizational action to authorize it to execute, deliver, and perform this Agreement and each of the other Credit Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and promissory notes delivered hereunder have been duly executed and delivered by the Borrower, and each of this Agreement and the other Credit Documents to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the following qualifications: (a) the discretion of any court in awarding equitable remedies, and (b) bankruptcy, insolvency, liquidation, reorganization, moratorium, reconstruction, and other similar laws or legal or equitable principles affecting enforcement of creditors’ rights generally.

SECTION 3.03. Subsidiaries. Set forth on Schedule 3.03 is a complete and correct list, as of the date hereof, of all Subsidiaries of the Borrower. The Borrower owns, free and clear of all Liens (other than (x) in the case of Subsidiaries other than Trinity and United Insurance, Permitted Liens, and (y) in the case of Trinity and United Insurance, Liens specified in clauses (a), (b)(ii), (e) and (g) of the definition of “Permitted Liens”), all outstanding shares of its direct Subsidiaries and all such shares are validly issued, fully paid and non-assessable.

SECTION 3.04. Compliance with Laws. The execution, delivery, and performance of this Agreement and each of the other Credit Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any Applicable Law, or (b) conflict with, result in a breach of, or constitute a default under (i) the certificate or articles of incorporation or by-laws of the Borrower or any of its Subsidiaries or (ii) any indenture, agreement, or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any such Person or any of its properties may be bound, except, with respect to clauses (a) and (b)(ii), where such violation, conflict, breach or default could not reasonably be expected to have a Materially Adverse Effect.

SECTION 3.05. Necessary Authorizations. The Borrower has secured all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. The Borrower is not required to obtain any additional Governmental Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Credit Document, and the Transactions.

SECTION 3.06. Title to Properties. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, or other legal right to use all of the real and personal property necessary for the conduct of its business as currently conducted, subject only to Permitted Liens.

SECTION 3.07. Taxes. All federal, all material state, and all other material tax returns of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed (except as such returns have been extended in accordance with Applicable Law), and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of its Subsidiaries and any of their respective properties, income, profits, and assets, which are due and payable as shown on such returns, have been paid, except any such payment of which the Borrower or any of its Subsidiaries, as applicable, is diligently contesting in good faith by proper proceedings and against which adequate reserves are being maintained, and as to which no Lien other than a Permitted Lien has attached. The charges, accruals, and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

SECTION 3.08. Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders audited financial statements as of December 31, 2018, which were prepared in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis which present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis as of such date, and the results of operations for the period then ended. Except as disclosed in such financial statements, neither the Borrower nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there were no material unrealized or anticipated losses of the Borrower or any of its Subsidiaries, which in any such case would be required to be shown on such financial statements.

SECTION 3.09. No Material Adverse Change. On the date of this Agreement, since December 31, 2018, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

SECTION 3.10. Guaranties. The Borrower has not made guaranties of the indebtedness of any Person, except where the obligations of the Borrower thereunder are pari passu with or junior to the Obligations under the Credit Documents.

SECTION 3.11. Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable expectation of an adverse determination and that, if adversely determined, could reasonably be expected to have a Materially Adverse Effect.

SECTION 3.12. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Materially Adverse Effect. As of the Effective Date, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.13. Compliance with Law. Each of the Borrower and its Subsidiaries is in material compliance with all Applicable Laws and with all of the provisions of its certificate or articles of incorporation and by-laws or partnership agreement, as the case may be, except for any noncompliance which could not reasonably be expected to have a Materially Adverse Effect.

SECTION 3.14. Accuracy and Completeness of Information. To the knowledge of the Borrower, all written information, reports, and other papers and data relating to the Borrower or any of its Subsidiaries furnished by Borrower to the Lenders in connection with this Agreement, taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (except for (x) projections and other forward-looking information, which the Borrower represents were prepared in good faith based upon assumptions believed to be reasonable at the time, and (y) information of a general industry or economic nature). The Administrative Agent and the Lenders understand and acknowledge that forecasts, forward-looking statements and projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, such that actual results during the period or periods covered by any such statements or projections may differ significantly from the projected results and such differences may be material.

SECTION 3.15. Compliance with Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). The Borrower has not taken and will not take any action which could reasonably be expected to cause this Agreement or any promissory notes issued hereunder to violate Regulation T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System with respect to Margin Stock, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent or any Lender, the Borrower will furnish the Administrative Agent and the Lenders with a statement or statements in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of said Board of Governors. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

SECTION 3.16. Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the consummation of the Transactions.

SECTION 3.17. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of any promissory notes issued hereunder violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

SECTION 3.18. Insurance Licenses. No License held by an Insurance Subsidiary, the loss of which could reasonably be expected to have a Materially Adverse Effect, is the subject of a proceeding that could reasonably be expected to result in the suspension or revocation of such License.

SECTION 3.19. Foreign Assets Control Regulations, etc. Neither the making of the Loans to the Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act of 1917 or any of the foreign assets control regulations of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries or, to Borrower’s knowledge, any of its other Affiliates is a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)). The Borrower and its Subsidiaries and, to Borrower’s knowledge, its other Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT Act of 2001).

SECTION 3.20. [Reserved].

SECTION 3.21. Plan Assets. The Borrower is not an entity whose assets are deemed to be “plan assets” (within the meaning of the Plan Asset Regulations).

SECTION 3.22. Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and any other Credit Document to be executed pursuant hereto, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and any other such Credit Document.

(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and C. Thomas Evans, General Counsel of the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c)    The Administrative Agent shall have received (i) copies of the organizational documents of Borrower, certified by the Secretary of State of Delaware, together with a good standing certificate from the Secretary of State of each of Illinois and Delaware dated a recent date prior to the date hereof, (ii) resolutions of the Board of Directors of Borrower approving and authorizing the execution, delivery and performance of the Credit Documents, certified as of the date hereof by the secretary or Borrower as being in full force and effect without modification or amendment and (iii) signature and incumbency certificates of each officer of the Borrower that has been authorized to execute and deliver any Credit Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower (including, without limitation, a delegation letter (together with all supplements applicable thereto) in form and substance reasonably satisfactory to the Administrative Agent).

(d)    To the extent invoiced at least three Business Days prior to the Effective Date, the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(e)    The Lenders shall have received notice from the Borrower that its audited financial statements for the fiscal year ended December 31, 2018 have been posted to its website.

(f)    [Reserved].

(g)    The Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and all Governmental Authorizations and consents necessary for the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Materially Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending.

(h)    The Administrative Agent (and any Lender that so requests) shall have received, (i) at least three days prior to the Effective Date, all documentation and other information regarding the Borrower that the Administrative Agent or such Lender, as applicable, reasonably determines is required by United States regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent requested in writing of the Borrower at least five days prior to the Effective Date, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, a Beneficial Ownership Certification in relation thereto.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)    the representations and warranties of the Borrower set forth in this Agreement (other than Section 3.09 and Section 3.11) shall be true and correct in all material respects on and as of the date of such Borrowing (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date);

(b)    at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and

(c)    prior to the initial Borrowing hereunder, the Administrative Agent and the Lenders shall have received a certificate of authority for each of Trinity and United Insurance issued by the department of insurance of its state of domicile.

Each Borrowing (other than the conversion or continuation of any Loan) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Preservation of Existence and Similar Matters. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve and maintain its existence, and all material rights, franchises, licenses, and privileges for the conduct of its businesses, which if not preserved or maintained, could reasonably be expected to have a Materially Adverse Effect, and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization, except where the failure to so qualify would not have a Materially Adverse Effect.

SECTION 5.02. Compliance with Applicable Law. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all material Applicable Laws, except for non-compliance which could not reasonably be expected to have a Materially Adverse Effect.

SECTION 5.03. Maintenance of Properties. Except as could not reasonably be expected to have a Materially Adverse Effect, the Borrower will maintain, and will cause each of its Subsidiaries to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition, ordinary wear and tear excepted, all properties used or useful in its business (whether owned or held under lease).

SECTION 5.04. Accounting Methods and Financial Records. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP or SAP, as applicable, and will keep and cause each of its Subsidiaries to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles and reflecting all transactions required to be reflected by such accounting principles.

SECTION 5.05. Payment of Taxes and Claims. The Borrower will pay and discharge when due, and will cause each of its Subsidiaries to pay and discharge when due, all material taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials, and supplies which, if unpaid, could reasonably be expected to become a Lien or charge upon any of its respective properties; except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar Proceedings shall have been commenced with respect to such item and remain unstayed for a period of thirty (30) days after such commencement. The Borrower shall timely file (subject to extensions permitted by Applicable Law), and will cause each of its Subsidiaries to timely file (subject to extensions permitted by Applicable Law), all material information returns required by federal, state, or local tax authorities.

SECTION 5.06. Visits and Inspections. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent and each Lender to, upon reasonable prior notice, at any reasonable time during normal business hours, and at the expense of the Administrative Agent and such Lenders, as applicable, (a) visit and inspect the properties of the Borrower and each of its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers the businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and each of its Subsidiaries; provided, that such inspections shall be limited to once per fiscal year, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the Lenders desire; provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Borrower or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Borrower or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.07. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for working capital or any other general corporate purposes of the Borrower (including, without limitation, to refinance in part those certain 7.375% subordinated notes due 2054). The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing, directly or indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.08. Further Assurances. Upon its actual knowledge of any such defect, the Borrower will promptly cure, or use its commercially reasonable efforts to cause to be cured, defects in the creation and issuance of any promissory notes issued hereunder and the execution and delivery of this Agreement and the other Credit Documents, resulting from any act or failure to act by the Borrower or any employee or officer thereof.

SECTION 5.09. Quarterly Financial Statements of the Borrower. The Borrower will furnish to each Lender within fifty (50) days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year, (a) the condensed consolidated statements (in substantially the condensed form of those provided on or prior to the date hereof) of income and changes in financial position (or of cash flow, as the case may be) of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such quarter, and (b) the related condensed consolidated balance sheet as at the end of such quarter, setting forth in each case with respect to clauses (a) and (b) immediately above in comparative form results of the preceding fiscal year or year-end, as applicable, which financial statements shall fairly present, in all material respects, the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such quarter (subject to the absence of footnotes and normal year-end audit adjustments); it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the United States Securities and Exchange Commission) shall satisfy the requirements set forth in this subsection.

SECTION 5.10. Annual Financial Statements of the Borrower. The Borrower will furnish to each Lender within seventy-five (75) days after the end of each fiscal year of the Borrower, the consolidated statements of income and changes in financial position (or of cash flow and shareholders’ equity, as the case may be) of the Borrower and its Subsidiaries for such year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP, Pricewaterhouse Coopers, Ernst & Young, KPMG or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries, in accordance with GAAP, as at the end of, and for, such year; it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the United States Securities and Exchange Commission) shall satisfy such delivery requirement in this subsection.

SECTION 5.11. Additional Reporting Requirements and Provisions.

(a)    The Borrower will furnish to each Lender within ninety (90) days after the end of each fiscal year of each of Trinity and United Insurance, a copy of the Annual Statement of such Person, prepared in accordance with SAP, which such Person has filed with the applicable state department of insurance to the extent required by state insurance law.

(b)    The Borrower will furnish to each Lender within sixty-five (65) days after the end of each of the first three (3) fiscal quarters in each fiscal year of Trinity and United Insurance, the quarterly unaudited financial statements of Trinity and United Insurance prepared in accordance with SAP.

(c)    Upon request of the Administrative Agent, the Borrower will furnish to each Lender promptly after the preparation thereof, copies of all management discussions and analysis reports or similar reports howsoever designated or described prepared by the Borrower with respect to Trinity, United Insurance and other of its Subsidiaries which are insurance companies which are filed with any Government Authority, agency or department.

(d)    Documents required to be delivered pursuant to subsections 5.09, 5.10, 5.11, 5.12 and 5.13(a) may be delivered electronically and, if so delivered, shall be deemed to have been delivered (x) in accordance with Section 9.01(c) if sent directly to the Administrative Agent or any Lender, or (y) on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address; or (ii) on which such documents are available via the EDGAR system of the United States Securities and Exchange Commission on the internet; provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents.

(e)    Upon request of the Administrative Agent or any Lender, the Borrower will furnish to such Person all information and documentation regarding the Borrower reasonably requested by such Person that such Person reasonably determines is required by United States regulatory authorities for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, rules and regulations.

SECTION 5.12. Performance Certificates. The Borrower will furnish to each Lender, at the time the financial statements are furnished pursuant to subsections 5.11(a) and 5.11(b) hereof, a certificate of the chief financial officer or treasurer of the Borrower in form and substance reasonably satisfactory to the Required Lenders:

(a)    Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default; and

(b)    Setting forth in reasonable detail the computations necessary to determine whether or not the Borrower was in compliance with Sections 6.06, 6.07 and 6.08 hereof, as at the end of such quarter or year, as the case may be.

SECTION 5.13. Copies of Other Reports. The Borrower will furnish to each Lender:

(a)    As soon as reasonably practicable after the sending thereof, copies of all periodic reports, proxies and prospectuses which the Borrower or any of its Subsidiaries sends to any holder of its Indebtedness or its securities or files with the Securities and Exchange Commission or any national securities exchange.

(b)    As soon as reasonably practicable after the preparation of the same, to the full extent permitted by Applicable Law, copies of all material reports or financial information filed by the Borrower or any of its Subsidiaries with any governmental agency, department, bureau, division or other Government Authority or regulatory body, or other reports with respect to the Borrower or any of its Subsidiaries which, in any such case, evidence facts or contain information which could reasonably be expected to have a Materially Adverse Effect.

(c)    Not less than once during each fiscal year of the Borrower in which the Borrower or any ERISA Affiliate is a member of, or is obligated to contribute to, any Multiemployer Plan, (i) a statement, in form and substance satisfactory to the Administrative Agent, prepared by the actuary for each Multiemployer Plan to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is a party, setting forth the liabilities (under Section 4201 of ERISA) of the Borrower and its ERISA Affiliates, as appropriate, in the event of a “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) from each such Multiemployer Plan or (ii) if such statement is not available to the Borrower, a copy of the most recent Internal Revenue Service Form 5500 and supporting schedules with respect to such Multiemployer Plan.

(d)    From time to time and as soon as reasonably practicable upon each request, except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of the Borrower), such data, internally generated reports, certificates, statements, documents, or further information regarding the business, assets, liabilities, financial position or results of operations of the Borrower or any of its Subsidiaries as the Administrative Agent, for itself or upon request of any Lender, may reasonably request; provided that neither the Borrower nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Borrower or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Borrower or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.14. Notice of Litigation and Other Matters. The Borrower will provide to each Lender prompt notice of the following events as to which a Financial Officer, the Chief Executive Officer, the President, any Vice President or the General Counsel of the Borrower has received notice or otherwise become aware:

(a)    The occurrence of any Default or the occurrence or non-occurrence of any event or the existence of a condition which has had or could reasonably be expected to have a Materially Adverse Effect with respect to the Borrower, Trinity or United Insurance;

(b)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(c)    The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan other than, in either case, a standard termination under Section 4041(b) of ERISA;

(d)    The institution by the Pension Benefit Guaranty Corporation of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(e)    The occurrence or non-occurrence of any event or the existence of any condition which constitutes, or which with the passage of time or giving of notice, or both, would constitute, a default by the Borrower or any of the Subsidiaries under any material agreement (other than any of the Credit Documents) to which such Person is party or by which its properties may be bound or affected, which default could reasonably be expected to have a Materially Adverse Effect;

(f)    The commencement of all Proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of the Subsidiaries, which could reasonably be expected to have a Materially Adverse Effect, and any material adverse development with respect thereto; and

(g)    Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

SECTION 5.15. Plan Assets. The Borrower will ensure that its assets are not deemed to constitute “plan assets” (within the meaning of the Plan Asset Regulations).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Restricted Payments and Restricted Purchases. The Borrower shall not directly or indirectly, declare or make any Restricted Payment or Restricted Purchase, except that the Borrower may declare and make Restricted Payments and make Restricted Purchases, in each case, so long as no Default then exists or would be caused thereby.

SECTION 6.02. Limitations on Indebtedness of Subsidiaries of Borrower. The Borrower shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a)    Indebtedness in favor of the Borrower;

(b)    Indebtedness incurred by a direct or indirect special purpose Subsidiary of the Borrower in connection with a Permitted Securitization;

(c)    Indebtedness (i) of any Wholly-Owned Subsidiary of the Borrower owed to the Borrower or any other Subsidiary, and (ii) of any Subsidiary which is not a Wholly-Owned Subsidiary owed to the Borrower or any other Subsidiary in an amount not to exceed $50,000,000 in the aggregate at any time outstanding;

(d)    Indebtedness incurred in connection with borrowings from the Federal Home Loan Bank (i) to the extent used solely to provide operating leverage for such Subsidiary, or (ii) to the extent otherwise, in an amount not to exceed $500,000,000 in the aggregate at any time outstanding;

(e)    Indebtedness incurred in connection with issuances of Surplus Notes, in an amount not to exceed $100,000,000 in the aggregate at any time outstanding;

(f)    Indebtedness in effect on the date hereof (as any of the same may be amended, modified, supplemented or restated from time to time) in an amount not to exceed the amount set forth on Schedule 6.02 hereto and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased thereby (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses);

(g)    Indebtedness incurred to finance the acquisition of assets by any Subsidiary; provided that (i) such Indebtedness is created within 180 days after such acquisition is completed, and (ii) such Indebtedness does not exceed the cost of such assets at the time of such acquisition, construction or improvement;

(h)    the Infinity Senior Notes;

(i)    to the extent it constitutes Indebtedness, obligations incurred in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other security swap, option, exchange commodity or derivative transaction and/or any combination of these transactions, in each case entered into in the ordinary course of business for the purpose of asset or liability management;

(j)    Acquired Indebtedness;

(k)    Indebtedness incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(l)    Indebtedness representing installment insurance premiums owing in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Borrower or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Borrower or any Subsidiary in connection with performing its insurance business or managing risk in respect thereof); and

(m)    without duplication, additional Indebtedness of Subsidiaries of the Borrower not otherwise permitted under clauses (a) through (l) of this Section 6.02 which shall not exceed at any time outstanding 12.5% of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this clause (m).

SECTION 6.03. Limitations on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens; provided, that shares of capital stock of Trinity and United Insurance may only be encumbered by Liens specified in clauses (a), (b)(ii), (e) and (h) of the definition of Permitted Liens.

SECTION 6.04. Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any material amendment of, or agree to or accept any waiver of the provisions of its certificate or articles of incorporation or by-laws or certificate of partnership or partnership agreement, as the case may be, which amendment or waiver could reasonably be expected to have a Materially Adverse Effect.

SECTION 6.05. Liquidation; Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, except for the liquidation, dissolution or wind up of (i) any Subsidiary in connection with any sale, lease, transfer or other disposition of assets to the extent permitted in clauses (b)(i) through (b)(xv) below, (ii) any Subsidiary that is a holding company, provided that the assets held by such Subsidiary are transferred to one or more direct or indirect Subsidiaries of the Borrower, or (iii) any inactive Subsidiary, or (b) sell, lease, abandon, transfer or otherwise dispose of any assets or business, other than (i) sales of obsolete equipment, inventory or other assets in the ordinary course of business or other dispositions of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (ii) sales and dispositions of cash and cash equivalents, investment securities and other investment assets by the Borrower or Insurance Subsidiaries in the ordinary course of business, (iii) sales, distributions or other dispositions by the Borrower or any of its Subsidiaries of publicly-traded investment securities (including Margin Stock) and other marketable securities, (iv) the sale, distribution or other disposition of the stock or assets of any Person consisting exclusively of all or any portion of Kemper Direct, (v) sales or transfers of assets to a special purpose Subsidiary in connection with a Permitted Securitization, (vi) any transaction permitted pursuant to clause (ii) of the proviso to Section 6.09, (vii) any Restricted Payment permitted pursuant to Section 6.01 and the payment of any dividend by a Subsidiary to its parent entity, (viii) the sale, distribution or other disposition of the stock or assets of all or any portion of Reserve National and its Wholly-Owned Subsidiaries, (ix) the merger of any Subsidiary of the Borrower (other than Trinity or United Insurance) with and into any other Subsidiary of the Borrower, (x) dispositions of property as a result of a casualty event involving such property or any disposition of real property to a Government Authority as a result of a condemnation of such real property, (xi) licenses, sublicenses, leases or subleases of property so long as such licenses, sublicenses, leases or subleases do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole, (xii) sales or other dispositions of non-core assets acquired in an acquisition permitted under this agreement; provided that such sales shall be consummated within 360 days of such acquisition, (xiii) any disposition of property or series of related dispositions of or in respect of which the fair market value of such property and the consideration payable to the Borrower or any of its Subsidiaries is equal to or less than $500,000, (xiv) ceding of insurance or reinsurance in the ordinary course of business, (xv) dispositions constituting Permitted Liens or (xvi) leases, sales, transfers or other dispositions of its property (including equity interests in Subsidiaries other than Trinity and United Insurance) that, together with all other property of the Borrower and its Subsidiaries previously leased, sold, transferred or disposed of since the date hereof (other than sales, distributions, transfers, dispositions or other transactions permitted pursuant to clauses (i) through (xv) of this clause (b) above), do not constitute a Material Portion of the property of the Borrower and its Subsidiaries.

SECTION 6.06. Borrower’s Maximum Leverage. The Borrower shall not, as of the last day of any fiscal quarter, permit (a) the Total Debt (after giving effect to any Loans outstanding hereunder) of the Borrower and its Subsidiaries on a consolidated basis to be greater than (b) (i) thirty-five percent (35%) of (ii) Total Capitalization of the Borrower (such ratio, the “Leverage Ratio”).

SECTION 6.07. Borrower’s Minimum Consolidated Net Worth. The Borrower shall have, at all times (to be reported to the Administrative Agent and the Lenders as of the end of each fiscal quarter and at such other times as shall reasonably be requested by the Administrative Agent), a Consolidated Net

Worth at least equal to, without duplication, the sum of (a) $1,996,310,000, plus (b) an amount equal to 25% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter ending after March 31, 2018 in which such Consolidated Net Income is greater than $0, plus (c) an amount equal to 50% of the aggregate increase in Consolidated Net Worth from equity issuances by the Borrower and its Subsidiaries after the Effective Date.

SECTION 6.08. Risk-Based Capital Ratio. Neither Trinity nor United Insurance shall, as of the last day of any fiscal quarter, fail to have a Risk-Based Capital Ratio which is equal to at least one hundred fifty percent (150%) of the highest Risk-Based Capital Ratio within the category of Company Action Level (or any successor designation) as prescribed by rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of Trinity or United Insurance, as applicable, and such failure shall continue and not be cured within 60 days after the end of such fiscal quarter.

SECTION 6.09. Affiliate Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation and customary reimbursements and indemnities for his or her services in such capacity; (ii) the Borrower and its Wholly-Owned Subsidiaries may do any of the foregoing with the Borrower and any of its Wholly-Owned Subsidiaries or mutual insurance companies controlled by Borrower, as the case may be; (iii) the Borrower and its Subsidiaries may enter into a tax-sharing agreement and/or any Subsidiary may make distributions to enable its direct and indirect parents (including the Borrower) to pay taxes imposed on them with respect to the income of such Subsidiary; and (iv) the Borrower and its Subsidiaries may engage in any transaction with an Affiliate which transaction is on terms no less advantageous to Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

SECTION 6.10. Other Indebtedness. All Obligations of the Borrower under this Agreement and the other Credit Documents shall rank at least pari passu with all other Indebtedness of the Borrower (other than in connection with Capitalized Lease Obligations and Permitted Liens).

SECTION 6.11. Business of the Borrower. The Borrower and its Subsidiaries, taken as a whole, will conduct their business in substantially the same manner and in substantially the same fields of enterprises as it is presently conducted, together with reasonable extensions thereof and similar, incidental, complementary, ancillary or related businesses (as determined in good faith by the Borrower).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)    Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof; or

(b)    The Borrower shall default (i) in the payment of any interest and fees or any other amount (other than an amount described in clause (ii) below) payable hereunder or under the other Credit Documents and such default shall not have been cured by payment of such overdue amounts in full within five (5) Business Days from the date such payment became due, or (ii) in the payment of any principal of any Loan when due; or

(c)    The Borrower shall default in the performance or observance of any agreement or covenant contained in subsection 5.07, 5.09, 5.10, 5.11, 5.12, 5.14(a), 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.10 or 6.11 hereof; or

(d)    The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement and in the other Credit Documents not specifically referred to elsewhere in this Section 7.01, and such default shall not be cured within a period of forty five (45) days from the date on which such default became known to the Borrower; or

(e)    Any representation or warranty made under any of the Credit Documents (other than this Agreement or as otherwise provided in this Section 7.01) shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof, or there shall occur any default in the performance or observance of any agreement or covenant contained in any of the Credit Documents (other than this Agreement or as otherwise provided in this Section 7.01) which shall not be cured within the applicable cure period, if any, provided for in such Credit Document or if no such cure period is provided, within 45 days from the date on which such default became known to the Borrower; or

(f)    There shall occur any Change in Control; or

(g)    There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or an involuntary petition shall be filed against the Borrower or any of its Subsidiaries, and (a) such petition shall not be diligently contested, or (b) any such petition shall continue undismissed for a period of sixty (60) consecutive days; or

(h)    The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of Proceedings thereunder or to the filing or any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or the Borrower or any of its Subsidiaries shall fail generally to pay its respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action; or

(i)    One or more final judgments shall be entered by any court against the Borrower and/or any of its Subsidiaries for the payment of money in an aggregate amount in excess of $150,000,000 for the Borrower and its Subsidiaries, taken as a whole, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower and its Subsidiaries subject to other such process, exceeds in value $150,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, if, within sixty (60) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or

(j)    an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Materially Adverse Effect; or

(k)    There shall occur any default or event of default (which permits the holder(s) thereof to accelerate such Indebtedness or cause such Indebtedness to be prepaid, repurchased or redeemed) beyond the period of grace, if any, applicable thereto under any other indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount greater than or equal to $150,000,000 for the Borrower and its Subsidiaries, taken as a whole; or

(l)    All or any material portion of any Credit Document shall at any time and for any reason cease to be in full force and effect or be declared by a court of competent jurisdiction in a suit with respect to such Credit Document to be null and void, or a proceeding shall be commenced by the Borrower, or by any Government Authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be owed under any Credit Document, or the Borrower shall contest the validity or enforceability of any Credit Document or any provision thereof in writing; or

(m)    Any applicable superintendent of insurance (or comparable Person) shall have taken possession of the business or property of either Trinity or United Insurance under any applicable state insurance law for the purposes of rehabilitation, dissolution or liquidation thereof or such Person shall have appointed a receiver, trustee, custodian, liquidator, conservator, sequestrator or similar official for either Trinity or United Insurance or for all or any substantial part of the property or assets of Trinity or United Insurance; or

(n)    Any License held by any Insurance Subsidiary on the date of this Agreement or acquired by any Insurance Subsidiary hereafter, the loss of which could reasonably be expected to have a Materially Adverse Effect, (a) shall be revoked by a final non appealable order by the state which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Person which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (b) shall be suspended by such state for a period in excess of 60 days or (c) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Person.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents and Applicable Law; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything contained in the preceding paragraph, if, within 45 days after acceleration of the maturity of the Loans or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in clause (g) or (h) of Section 7.01 with respect to the Borrower) and before any judgment or decree for the payment of the amounts due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination; but such action shall not affect any subsequent Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Required Lenders, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.

SECTION 7.02. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.11 payable to the Administrative Agent in its capacity as such);

(b)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c)    third, to payment of that portion of the Obligations constituting accrued and unpaid charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)    finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a)    Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any documents governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

(b)    As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation, if any, other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)    nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    None of the Arrangers shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.16, 2.18 and 9.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of Borrower to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of Borrower in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)     THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05. Successor Administrative Agent.

(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d)(A) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at such time), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

SECTION 8.06. Acknowledgements of Lenders.

(a)    Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Ant-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the other Credit Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures; (ii) any recordkeeping; (iii) comparisons with government lists; (iv) customer notices; or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

(c)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.07. Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent or any Arranger or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(i)    if to the Borrower, to it at 200 East Randolph Street, Suite 3300, Chicago, IL 60601, Attention of Senior Vice President and Treasurer (Email: treasurystaff@kemper.com), with a copy to 200 East Randolph Street, Suite 3300, Chicago, IL 60601, Attention of General Counsel;

(ii)    if to the Administrative Agent, to PNC Bank, National Association, Attention of Nicole R. Limberg, 1 North Franklin, 29th Floor, Chicago, IL 60606 (Email: nicole.limberg@pnc.com), with a copy to PNC Bank, National Association, Agency Services, Mail Stop P7-PFSC-04-I, 500 First Avenue, Pittsburgh, PA 15219 (Email: melanie.squire@pnc.com); and

(iii)    if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Approved Electronic Platforms (including e-mail), to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, Internet or intranet websites and Approved Electronic Platforms) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses

(i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 2.13(b), Section 9.02(c) below, except as otherwise provided in connection with Section 2.22 in respect of an extension of the Maturity Date, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than a waiver of the default rate of interest imposed pursuant to Section 2.12(c)) (it being understood that any change to the defined terms used in computing financial covenants hereunder shall not constitute a reduction in interest or fees for purposes of this Section unless the primary purpose and effect thereof is to reduce such interest or fees), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) other than as set forth in Section 2.22 in respect of an extension of the Maturity Date and at the end of Article VII in respect of the rescission of any acceleration of the Obligations under the Credit Documents, postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.21(b) or Section 7.02 without the consent of each Lender, (vi) disproportionately affect the obligation of the Borrower to make any payments with respect to Term Loans without the approval of the Required Lenders, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall (i) amend, modify or waive Section 2.21 without the prior written consent of the Administrative Agent or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(d)    Schedule I will be amended to add another Person as a Lender hereunder upon execution and delivery by the new Lender, the Borrower and the Administrative Agent of an Assignment and Assumption.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that Borrower shall be responsible for the payment of the reasonable fees, charges and disbursements of only a single primary legal counsel and, if applicable, appropriate local, regulatory or other special counsel, for the Administrative Agent and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    The Borrower shall indemnify the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower or a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its controlled Affiliates or their respective officers, directors, employees or agents, (y) a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations under any Credit Document, so long as the Borrower is the prevailing party in such claim, or (z) except with respect to PNC Bank, National Association in its individual capacity or as Administrative Agent, claims brought by an Indemnitee solely against another Indemnitee and not involving a direct act or omission of Borrower; provided further, that the Borrower shall be responsible for the payment or reimbursement of the reasonable fees, charges and disbursements of only a single primary legal counsel and, if applicable, appropriate local, regulatory or other special counsel and in the case of an actual or perceived conflict of interest, where the parties affected by such conflict inform the Borrower of such conflict and thereafter retain their own counsel, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated and taken as a whole. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)    To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto (or Affiliate thereof) may assert, and each such Person for itself and on behalf of any such Affiliate hereby waives, any claim against any other party hereto (or Affiliate thereof), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, other than any claim made by an Indemnitee pursuant to Section 9.03(b) hereof to reimburse it for an amount paid to an unaffiliated third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnitee.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor, accompanied by appropriate backup documentation, as applicable.

SECTION 9.04. Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the

Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(b), 2.19(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered by such Participant to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of 2.21 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with any exercise by a Participant of any rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and the other Credit Documents shall be construed in accordance with and governed by the law of the State of Illinois.

(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Credit Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Credit Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of Illinois.

(c)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of Illinois sitting in Cook

County and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Illinois State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (in which case the Administrative Agent or applicable Lender shall notify Borrower in advance of such disclosure, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or applicable Lender shall notify Borrower in advance of such disclosure, to the extent permitted by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any direct, indirect, actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or any payments hereunder, or (iii) any credit insurance provider relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information, (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower that is not known by such Person to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower; provided that the disclosure of any such information to any Lender or prospective Lender or Participant or prospective Participant referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or Participant or prospective Participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such assigning party or customary market standards for dissemination of such type of information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and any other Anti-Terrorism Law.

SECTION 9.15. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to the Borrower in connection with such transactions or the process leading thereto.

SECTION 9.16. Anti-Terrorism Laws.

(a)    The Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (C) engages in any dealings or transactions in violation of Anti-Terrorism Law.

(b)    The Borrower covenants and agrees that (i) it will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective officers and employees with Anti-Terrorism Laws, to the extent applicable to the Borrower and its Subsidiaries in the conduct of their business; (ii) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects; and (iii) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

SECTION 9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

KEMPER CORPORATION

By:	/s/ Douglas J. Kerr
Name:	Douglas J. Kerr
Title:	Senior Vice President and Treasurer

[Kemper - Signature Page to Term Loan Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

	By:	/s/ Leighann Smith
	Name:	Leighann Smith
	Title:	Associate Director

[Kemper - Signature Page to Term Loan Credit Agreement]

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

[Kemper - Signature Page to Term Loan Credit Agreement]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Joshua Metcalf
Name:	Joshua Metcalf
Title:	VP

[Kemper - Signature Page to Term Loan Credit Agreement]

Schedule I

Commitments

BANK	COMMITMENT	PERCENTAGE
PNC Bank, National Association	$20,000,000.00	40.000000000%
BMO Harris Bank N.A.	$20,000,000.00	40.000000000%
The Northern Trust Company	$10,000,000.00	20.000000000%
Total:	$50,000,000.00	100.000000000%

Schedule 1.01

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
LIBOR	1.125%	1.125%	1.250%	1.375%
BR	0.125%	0.125%	0.250%	0.375%
Ticking Fee Rate	0.175%	0.175%	0.20%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.09 or 5.10 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.20 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 0.25 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 0.30 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted Level II Status shall be deemed to exist.

If, as a result of any restatement of or other adjustment to the Financials of the Borrower or for any other reason, Administrative Agent reasonably determines that (a) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively (or, if the recalculation results from anything other than a restatement or post-effective adjustment to such Financials by the Borrower, upon the Borrower’s receipt of a notice by the Administrative Agent indicating the reason for such recalculation) be obligated to pay to Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Schedule 3.03

Subsidiaries of Kemper Corporation

Subsidiaries of Kemper Corporation, with their states of incorporation in parentheses, are as follows:

1.	Alliance United Insurance Company (California)

2.	Alliance United Insurance Services, LLC (California)

3.	Alpha Property & Casualty Insurance Company (Wisconsin)

4.	Casualty Underwriters, Inc. (Georgia)

5.	Capitol County Mutual Fire Insurance Company (Texas)*

6.	Charter Indemnity Company (Texas)

7.	Direct Response Corporation (Delaware)

8.	Family Security Funerals Company (Texas)

9.	Financial Indemnity Company (Illinois)

10.	Infinity Assurance Insurance Company (Ohio)

11.	Infinity Auto Insurance Company (Ohio)

12.	Infinity Casualty Insurance Company (Ohio)

13.	Infinity County Mutual Insurance Company (Texas)

14.	Infinity Financial Centers, LLC (Delaware)

15.	Infinity Indemnity Insurance Company (Indiana)

16.	Infinity Insurance Agency, Inc. (Alabama)

17.	Infinity Insurance Company (Indiana)

18.	Infinity Preferred Insurance Company (Ohio)

19.	Infinity Property and Casualty Corporation (Ohio)

20.	Infinity Property and Casualty Services, Inc. (Georgia)

21.	Infinity Safeguard Insurance Company (Ohio)

22.	Infinity Security Insurance Company (Indiana)

23.	Infinity Select Insurance Company (Indiana)

24.	Infinity Standard Insurance Company (Indiana)

25.	KAHG LLC (Illinois)

26.	Kemper Corporate Services, Inc. (Illinois)

27.	Kemper Financial Indemnity Company (Illinois)

28.	Kemper General Agency, Inc. (Texas)

29.	Kemper Independence Insurance Company (Illinois)

30.	Kemper Personal Insurance General Agency, Inc. (Texas)

31.	Leader Group, Inc. (Ohio)

32.	Leader Managing General Agency, Inc. (Texas)

33.	Merastar Industries LLC (Delaware)

34.	Merastar Insurance Company (Illinois)

35.	Mutual Savings Fire Insurance Company (Alabama)

36.	Mutual Savings Life Insurance Company (Alabama)

37.	National Association of Self-Employed Business Owners (Oklahoma)

38.	NCM Management Corporation (Delaware)

39.	Old Reliable Casualty Company (Missouri)*

40.	The Reliable Life Insurance Company (Missouri)

41.	Reserve National Insurance Company (Oklahoma)

42.	Response Insurance Company (Illinois)

43.	Response Worldwide Direct Auto Insurance Company (Illinois)

44.	Response Worldwide Insurance Company (Illinois)

45.	Rural American Consumers A National Association (Oklahoma)

46.	Security One Agency LLC (Illinois)

47.	Summerset Marketing Company (Oklahoma)

48.	Trinity Universal Insurance Company (Texas)

49.	Union National Fire Insurance Company (Louisiana)

50.	Union National Life Insurance Company (Louisiana)

51.	United Casualty Insurance Company of America (Illinois)

52.	United Insurance Company of America (Illinois)

53.	Unitrin Advantage Insurance Company (New York)

54.	Unitrin Auto and Home Insurance Company (New York)

55.	Unitrin County Mutual Insurance Company (Texas)*

56.	Unitrin Direct Insurance Company (Illinois)

57.	Unitrin Direct Property & Casualty Company (Illinois)

58.	Unitrin Preferred Insurance Company (New York)

59.	Unitrin Safeguard Insurance Company (Wisconsin)

60.	Valley Property & Casualty Insurance Company (Oregon)

61.	Warner Insurance Company (Illinois)

*	May be deemed an affiliate pursuant to Rule 1-02 of SEC Regulation S-X

Schedule 6.02

Existing Indebtedness

1.

Indebtedness arising out of that certain Letter of Credit Number 00318444 issued by JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, NA) on behalf of Trinity Universal Insurance Company in favor of Argonaut Insurance Company (as the same may have been amended from time to time prior to the date hereof) in the aggregate amount of $100,000.00.

Schedule 6.03

Existing Liens

1.

Security interest in the funds held in the cash collateral account established by the Borrower with The Travelers Indemnity Company in the aggregate amount of $13,750,000, with regard to the Kemper Corporation Worker’s Compensation policy.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Kemper Corporation, a Delaware corporation

4.	Administrative Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Term Loan Credit Agreement, dated as of June 4, 2019, by and among Kemper Corporation, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

[1]	Select as applicable.

6.	Assigned Interest:

Type of Commitments/ Loans Assigned	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[2]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if it is not a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

Term Loan Credit Agreement, dated as of June 4, 2019, by and among Kemper Corporation, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.09 or 5.10 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic mail (including through any Approved Electronic Platform) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT B

FORM OF PROMISSORY NOTE

June 4, 2019

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      and its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Term Loan Credit Agreement, dated as of June 4, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among Kemper Corporation, a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent and the other agents party thereto, payable at such times, and in such amounts, as are specified in the Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender. This promissory note (the “Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Lender may attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KEMPER CORPORATION

By:
Name:
Title:

EXHIBIT C-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of June 4, 2019, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT C-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of June 4, 2019, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT C-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of June 4, 2019, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT C-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of June 4, 2019, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

            , 20

PNC Bank, National Association,

 as Administrative Agent

 under the Credit Agreement referred to below

Agency Services

Mail Stop P7-PFSC-04-I

500 First Avenue

Pittsburgh, PA 15219

RE: Kemper Corporation

The undersigned, Kemper Corporation, a Delaware corporation (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of June 4, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent and the other agents party thereto. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.06 of the Credit Agreement, that it requests to [convert] [continue] an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such [conversion] [continuation] requested hereby:

(A)	List date, Type, principal amount and Interest Period (if applicable) of existing Borrowing:

(B)	Aggregate principal amount of resulting Borrowing: $

(C)	Effective date of interest election (which is a Business Day):

(D)	Type of Borrowing:[1]

(E)	Interest Period of the Borrowing (if a LIBOR Borrowing):

Very truly yours,

KEMPER CORPORATION,

by
Name:
Title:

[1]	Specify BR Borrowing or LIBOR Borrowing.

EXHIBIT E

FORM OF BORROWING REQUEST

            , 20

PNC Bank, National Association,

 as Administrative Agent

 under the Credit Agreement referred to below

Agency Services

Mail Stop P7-PFSC-04-I

500 First Avenue

Pittsburgh, PA 15219

RE: Kemper Corporation

The undersigned, Kemper Corporation, a Delaware corporation (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of June 4, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent and the other agents party thereto. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby requests a Borrowing, pursuant to Section 2.03 of the Credit Agreement, as follows:

(i)    The aggregate amount of the requested Borrowing of Term Loans is $[        ].

(ii)    The Business Day on which the Borrower requests the Borrowing to be made is             , 20    .

(iii)    The requested Borrowing is a [LIBOR][BR] Borrowing.

(iv)    If a LIBOR Borrowing, the initial Interest Period for the requested Borrowing is                      [one, two, three or six] months.

(v)    The requested Borrowing shall be funded to Borrower’s account no.                     .

Very truly yours,

KEMPER CORPORATION

By:
Name:
Title: